                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. 1)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           NATIONAL DATA CORPORATION
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)


      -------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

     --------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:

     --------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
     (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------

  5) Total fee paid:

     --------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

     --------------------------------------------------------------------------

  2) Form, Schedule or Registration Statement No.:

     --------------------------------------------------------------------------

  3) Filing Party:

     --------------------------------------------------------------------------

  4) Date Filed:

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

[LOGO APPEARS HERE]                                             PRELIMINARY
                    NATIONAL DATA PLAZA
                    ATLANTA, GEORGIA 30329-2010

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders (the "Annual Meeting") of National Data Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices at National Data Plaza, Atlanta, Georgia, on October 26, 1995, at 11:00 A.M., Atlanta time, for the following purposes:


     1. To elect two directors in Class III to serve until the annual meeting of stockholders in 1998, or until their successors are duly elected and qualified;

     2. To vote on a proposal to amend the National Data Corporation 1987 Stock Option Plan to increase the number of shares that may be issued thereunder from 3,787,500 to 5,287,500 and to limit total grants of options thereunder to any individual to not more than 1,500,000 shares.

     3. To vote on a proposal to amend the National Data Corporation 1983 Restricted Stock Plan to increase the number of shares that may be issued thereunder from 487,500 to 750,000 and to add a performance-based award feature to the plan.

     4. To vote on a proposal to adopt the National Data Corporation 1995 Non-Employee Director Compensation Plan which provides that one-half of the annual retainer payable to the Company's non-employee directors will be paid in shares of Common Stock of the Company in lieu of cash.

     5. To vote on a proposal to amend the National Data Corporation 1984 Non-Employee Director Stock Option Plan to provide for a new series of five additional grants of stock options to purchase 5,000 shares per grant to non-employee directors, to extend exercise rights to the expiration date of the option and to establish a five year vesting schedule.

     6. To vote on a proposal to approve the National Data Corporation 1995 Performance-Based Executive Officer Bonus Plan which provides for performance-based awards to the executive officers of the Company.

     7. To vote on a proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock of the Company authorized for issuance from 30,000,000 to 60,000,000.

     8. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


    Only stockholders of record at the close of business on August 28, 1995 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders at the offices of the Company during the ten days prior to the Annual Meeting.

                                  By Order of the Board of Directors

                                        [facsimile signature]

                                  E. MICHAEL INGRAM, Secretary

Dated:  August [___], 1995

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                                                     PRELIMINARY
                           NATIONAL DATA CORPORATION
                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA  30329-2010

                                                              August [___], 1995

                                PROXY STATEMENT
                                FOR COMMON STOCK
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 26, 1995


                                  INTRODUCTION


    This Proxy Statement is furnished to holders of the $.125 par value per share Common Stock ("Common Stock") of National Data Corporation, a Delaware corporation (the "Company" or "NDC"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the Annual Meeting of Stockholders to be held at 11:00 A.M. local time at the Company's offices at National Data Plaza, Atlanta, Georgia, on Thursday, October 26, 1995, and at any adjournments thereof (the "Annual Meeting").


    The Annual Meeting will be held for the following purposes: (1) to elect two directors to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified; (2) to adopt an amendment to the National Data Corporation 1987 Stock Option Plan (the "1987 Plan") to increase the number of shares that may be issued thereunder from 3,787,500 to 5,287,500 and to limit total grants of options thereunder to any individual to not more than 1,500,000 shares; (3) to adopt an amendment to the National Data Corporation 1983 Restricted Stock Plan (the "1983 Plan") to increase the number of shares that may be issued thereunder from 487,500 to 750,000 and to add a performance-based award feature to the plan; (4) to adopt the National Data Corporation 1995 Non-Employee Director Compensation Plan (the "1995 Director Plan") which provides that one-half of the annual retainer payable to the Company's non-employee directors will be paid in shares of Common Stock in lieu of cash; (5) to adopt an amendment to the National Data Corporation 1984 Non-Employee Director Stock Option Plan (the "Director Option Plan") to provide for a new series of five additional grants of stock options to purchase 5,000 shares per grant to non-employee directors and to extend exercise rights to the expiration date of the option; (6) to adopt the National Data Corporation 1995 Performance-Based Executive Officer Bonus Plan (the "Executive Bonus Plan") which provides for performance-based awards to the executive officers of the Company; (7) to adopt an amendment to the Company's Certificate of Incorporation (the "Certificate") to increase the number of shares of Common Stock authorized for issuance from 30,000,000 to 60,000,000; and (8) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    The Company's mailing address and the location of its principal offices are National Data Plaza, Atlanta, Georgia 30329-2010. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about August [___], 1995.

STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of the Company at the close of business on August 28, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were [__________] shares of the Common Stock issued and outstanding held by approximately [__________] stockholders of record. The Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.
Pursuant to the Certificate of the Company, holders of Common Stock are entitled to one vote per share.

    The Company effected a three-for-two stock split of the Common Stock in the form of a stock dividend on March 20, 1995. All numbers of shares and prices per share relating to the Common Stock set forth in this Proxy Statement have been restated to reflect such stock split.

QUORUM AND VOTING REQUIREMENTS


    The holders of Common Stock are entitled to one vote per share of Common Stock. Pursuant to the Company's Bylaws, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. For the purpose of determining the presence of a quorum, abstentions and broker nonvotes will be counted as present.


    Proposal 1, the election of two directors, will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present. With respect to Proposal 1, the election of directors, stockholders may (i) vote "for" the nominees, (ii) "withhold authority" to vote for the nominees or (iii) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because Proposal 1 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present, an abstention and a broker nonvote (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will have the same effect as a vote to "withhold authority" although they would be counted as present for purposes of determining the existence of a quorum.


    With respect to Proposals 2 through 6, stockholders may (i) vote "for ,"
(ii) vote "against," or (iii) "abstain" from voting on the proposal. Proposals 2 through 6 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present, and, therefore, an abstention and a broker nonvote will have the same effect as a vote "against." With respect to Proposal 7, stockholders may (i) vote "for," (ii) vote "against," or (iii) "abstain" from voting on the proposal. Proposal 7 will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon, and, therefore, an abstention and a broker nonvote will have the same effect as a vote "against."

PROXIES

    If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR (1) THE ELECTION OF ALL DIRECTOR NOMINEES; (2) THE AMENDMENT OF THE 1987 PLAN; (3) THE AMENDMENT OF THE 1983 PLAN; (4) THE ADOPTION OF THE 1995 DIRECTOR PLAN; (5) THE AMENDMENT OF THE DIRECTOR OPTION PLAN; (6) THE ADOPTION OF THE EXECUTIVE BONUS PLAN; (7) THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION; AND (8) IN THE BEST JUDGMENT OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

    A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: National Data Corporation, National Data Plaza, Atlanta, Georgia 30329-2010, Attention: E. Michael Ingram, Secretary.

                           1.  ELECTION OF DIRECTORS


    The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The terms of directors of Class III expire with this Annual Meeting. The directors in Class I and Class II expire at the 1996 and 1997 annual meetings of stockholders, respectively. The stockholders are being asked to vote on the election to Class III of Mr. Don W. Sands and Ms. J. Veronica Biggins.


    Each Class III director will be elected to hold office until the 1998 annual meeting of stockholders and thereafter until a successor has been duly elected and qualified. The persons named in the enclosed proxy intend to vote the shares represented thereby in favor of the election to the Board of the Class III nominees whose names appear below, unless authority to vote for the nominees is withheld or such proxy has previously been revoked. It is anticipated that management stockholders of the Company will grant authority to vote for the election of the nominees. In the event that the nominees are unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other persons as they may select.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS


    The following table sets forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940. For information concerning membership on committees of the Board, see "Other Information About the Board and its Committees" below.

                              NOMINEE FOR DIRECTOR



                     MONTH AND                POSITIONS WITH THE COMPANY, PRINCIPAL
                     YEAR FIRST               OCCUPATIONS DURING AT LEAST THE PAST FIVE
NAME AND AGE         BECAME A DIRECTOR        YEARS, AND OTHER DIRECTORSHIPS
------------         -----------------        ------------------------------

                                   CLASS III
                FOR THREE-YEAR TERM EXPIRING ANNUAL MEETING 1998
Don W. Sands         September 1989           Director of the Company
  (69)                                        Member of the Board of Directors, Georgia World Congress Center, Atlanta (since
                                              1985); Chief Executive Officer Emeritus and Counselor to the Board of Directors
                                              of Gold Kist, Inc. (a diversified agricultural cooperative association), Atlanta
                                              (since November 1991); President, Chief Executive Officer, and Chairman of the
                                              Management Executive Committee of Gold Kist Inc. (1988-1991); Director of Golden
                                              Poultry Co.

J. Veronica Biggins                           Consultant, Heidrick & Struggles (since 1995);
  (69)                                        Assistant to the President of the United States (1994-1995); Executive Vice
                                              President, NationsBank of Georgia (1973-1994); Director, Kaiser Foundation;
                                              Director, Health Plan of Georgia, Inc.

                       MEMBERS OF THE BOARD OF DIRECTORS
                              CONTINUING IN OFFICE


                      MONTH AND                POSITIONS WITH THE COMPANY, PRINCIPAL
                      YEAR FIRST               OCCUPATIONS DURING AT LEAST THE PAST FIVE
NAME AND AGE          BECAME A DIRECTOR        YEARS, AND OTHER DIRECTORSHIPS
------------          -----------------        ------------------------------------------

                                   CLASS I
                       TERM EXPIRING ANNUAL MEETING 1996
Robert A. Yellowlees  April 1985               Chairman of the Board (since June
  (56)                                         1992), and President, Chief Executive
                                               Officer  and Chief Operating Officer
                                               (since May 1992) and Director (since 1987)
                                               of the Company
                                               Chairman, Spectrum Research Group, Inc.
                                               (consultants on the management of
                                               technology), Atlanta; Director of
                                               John H. Harland Co.

James B. Edwards       January 1989            Director of the Company
  (68)                                         President, The Medical University of
                                               South Carolina (since November 1982)
                                               Director of the Harry Frank
                                               Guggenheim Foundation, Phillips
                                               Petroleum Company, The William
                                               Benton Foundation, Encyclopedia
                                               Britannica, Inc., SCANA Corporation,
                                               IMO Industries, Inc., WMX
                                               Technologies, Inc. and
                                               Norfolk-Southern Corporation
                                               Advisory Board.

                                    CLASS II
                       TERM EXPIRING ANNUAL MEETING 1997

Edward L. Barlow       January 1969             Director of the Company
  (60)                                          General Partner, Whitcom Partners
                                                (an investment partnership), New York.

Neil Williams           April 1977              Director of the Company
  (59)                                          Managing Partner, Alston & Bird
                                                (Attorneys and Counsel for the
                                                Company), Atlanta.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    Meetings and Compensation.  During the fiscal year ended May 31, 1995, the
    --------------------------
Company's Board of Directors held 12 meetings. During the last fiscal year, the Company's policy regarding the compensation of directors was to pay directors who are not also employees of the Company an annual retainer of $2,000 per month plus $1,000 per meeting attended. Each member of the Audit and Compensation Committees received $1,000 per Audit or Compensation Committee meeting attended in addition to his other compensation as a director. As of June 1, 1995, the Board of Directors adopted the 1995 Director Plan which, subject to approval of the stockholders at the Annual Meeting, provides for the payment of one-half of the annual retainer of the Company's non-employee directors in shares of Common Stock in lieu of cash. See "Proposal 5 - Approval of 1995 Non-Employee Director Compensation Plan" below.

    Non-employee directors who were initially elected to the Board of Directors prior to January 1, 1995, are also eligible for certain retirement benefits. Each such non-employee director with five or more years of service to the Company as a director is entitled to receive a retirement benefit on the later of (a) the first day of the month on or after his seventieth birthday, or (b) his retirement date. The retirement benefit will generally continue annually thereafter for the lesser of (i) the number of years equal to the number of years the individual served as a director or (ii) ten years. In the case of non-employee directors with greater than ten years service as a director on the effective date of the retirement plan (December 18, 1991), however, the retirement benefit will continue for fifteen years. Retirement benefits may be paid to a retired director prior to his attaining age 70 if the retired director is at least age 60, with not less than ten years of service as a director. The retirement benefit will be calculated from a base amount equal to the annual retainer for non-employee directors in effect on the date of a director's retirement. The retired director would receive as the retirement benefit 50% of the base amount plus 10% for each year of service up to 100% of the base amount for ten years' service. As of August 1, 1995, Messrs. Sands, Edwards, Barlow, and Williams had 6, 6-8/12, 26-8/12, and 18-5/12 years of service as directors for purposes of the retirement plan. In the event of a change in control of the Company, each non-employee director will be deemed to have completed 10 years of service as a director and will be paid the retirement benefit if his service as a director of the Company is terminated, with his benefit commencing upon his termination as a director.

    The Company also maintains the Director Option Plan which most recently provided that each eligible director was to receive up to five options to purchase 7,500 shares, one for each year of service as a director, and all of the non-employee directors received such option grants. The proposed amendment of the Director Option Plan to be considered at the Annual Meeting provides for a new series of five additional grants of options to purchase 5,000 shares per grant and a new five year vesting schedule. Options previously granted under the Directors Plan are exercisable immediately at a price equal to the fair market value (as defined in the Directors Plan) of Common Stock at the date of the grant. See "Proposal 4 - Amendment of 1984 Non-Employee Director Stock Option Plan" for information regarding grants of stock options under the Director Option Plan during the last fiscal year and the proposed amendment of the Director Option Plan.

    Committees.  The Company's Board of Directors has an Audit Committee and a
    -----------
Compensation Committee. The Company does not have a nominating committee. The full Board of Directors performs the function which would be performed by a nominating committee. Certain information regarding the functions of the Board's Committees and their present membership is provided below.

    Audit Committee. The Company's Board of Directors has an Audit Committee
    ----------------
composed of Messrs. Barlow (Chairman), Sands and Williams. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the next fiscal year, reviews with the independent auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing, and inquires as to the adequacy of the Company's internal accounting controls. During the fiscal year ended May 31, 1995, the Audit Committee held two meetings, each of which was separate from regular Board meetings.

    Compensation Committee Interlocks and Insider Participation.  The Board of
    ------------------------------------------------------------
Directors also has a Compensation Committee composed of Messrs. Sands (Chairman), Edwards and Barlow. This Committee reviews and recommends to the Board levels of compensation and performance criteria for the Company's executive officers and administers the Company's 1982 Incentive Stock Option Plan, the 1983 Plan and the 1987 Plan. During the fiscal year ended May 31, 1995, the Compensation and Stock Option Committees of the Board were consolidated into the Compensation Committee. During the last fiscal year, the Compensation Committee held three meetings, all of which were separate from regular Board meetings. None of the members of the Compensation Committee served as an officer or an employee of the Company during the fiscal year ended May 31, 1995.

COMMON STOCK OWNERSHIP OF MANAGEMENT


    The following table sets forth information as of August 1, 1995, with respect to the beneficial ownership of Common Stock by the nominees to the Board, directors of the Company, by each of the executive officers named in the Summary Compensation Table, and by the 14 persons, as a group, who were directors and/or executive officers of the Company on August 1, 1995.

                            AMOUNT AND NATURE OF       PERCENT OF
NAME                      BENEFICIAL OWNERSHIP(1)       CLASS(1)
----                      -----------------------       --------
Edward L. Barlow                113,072(2)                  *
Neil Williams                    75,066(3)                  *
Robert A. Yellowlees            613,174(4)                  2.7%
James B. Edwards                 38,522(5)                  *
Don W. Sands                     49,322(6)                  *
J. Veronica Biggins                  --                     --
J. David Lyons                   14,001(7)                  *
James R. Henderson               31,250(8)                  *
Jerry W. Braxton                 47,017(9)                  *
Kevin C. Shea                    83,782(10)                 *

All Directors and Executive
   Officers (14 persons)
   as a Group                 1,173,351(11)                 5.2%

--------------
*    Less than one percent.
(1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated.
(2) This amount includes 55,500 shares of Common Stock of which Mr. Barlow has the right to acquire beneficial ownership.
(3) This amount includes 55,500 shares of Common Stock of which Mr. Williams has the right to acquire beneficial ownership .
(4) This amount includes 384,250 shares of Common Stock of which Mr. Yellowlees has the right to acquire beneficial ownership, 30,000 shares held by The Yellowlees Charitable Trust, of which Mr. Yellowlees is the Trustee, and 2,839 shares held by Mr. Yellowlees' wife as to which he disclaims all beneficial ownership.
(5) This amount includes 37,500 shares of Common Stock of which Mr. Edwards has the right to acquire beneficial ownership.
(6) This amount includes 37,500 shares of Common Stock of which Mr. Sands has the right to acquire beneficial ownership.
(7) This amount includes 12,501 shares of Common Stock of which Mr. Lyons has the right to acquire beneficial ownership and 1,500 shares of restricted stock over which he currently has sole voting power only.
(8) This amount consists of 25,250 shares of Common Stock of which Mr. Henderson has the right to acquire beneficial ownership and 3,500 shares of restricted stock over which he currently has sole voting power only.
(9) This amount includes 35,376 shares of Common Stock of which Mr. Braxton has the right to acquire beneficial ownership and 3,750 shares of restricted stock over which he currently has sole voting power only.
(10) This amount includes 69,379 shares of Common Stock of which Mr. Shea has the right to acquire beneficial ownership and 3,750 shares of restricted stock over which he currently has sole voting power only.
(11) This amount includes 791,759 shares of Common Stock of which the directors and executive officers, as a group, have the right to acquire beneficial ownership and 40,250 shares of restricted stock over which the beneficial owners have sole voting power only.

COMMON STOCK OWNERSHIP BY CERTAIN OTHER PERSONS

    The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                                            AMOUNT AND NATURE
NAME AND ADDRESS                                              OF BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                           DATE             OWNERSHIP(1)          CLASS
-------------------                           ----          -----------------      ----------
Prudential Insurance Company of           February 7, 1995        855,400               6.7%
  America(2)
Prudential Plaza
Newark, NJ 07102-3777

Montgomery Asset (3)                      February 11, 1994       787,482               6.4%
  Management, L.P.
600 Montgomery Street
San Francisco, CA 94111

-------------
(1) Adjusted to give effect to a three-for-two stock split effected on March 20, 1995.

(2) This information is contained in a Schedule 13G dated February 7, 1995 filed by Prudential Insurance Company of America with the Securities and Exchange Commission, a copy of which was received by the Company. Such
     Schedule 13G states that Prudential Insurance Company has sole voting and shared dispositive power with respect to all such shares.

(3) This information is contained in a Schedule 13G dated February 11, 1994 filed by Montgomery Asset Management, L.P. with the Securities and Exchange Commission, a copy of which was received by the Company. Such Schedule 13G states that Montgomery Asset Management has sole voting and dispositive power with respect to all such shares.

REPORT OF THE COMPENSATION COMMITTEE

     As previously noted, the Compensation Committee and Stock Option Committee have been combined into one Compensation Committee. Decisions on compensation and stock-based plans are made by the three-member Compensation Committee. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Decisions of the Compensation Committee related to stock-based plans are made solely by that committee in order for awards or grants under the Company's equity-based plans to satisfy Rule 16b-3 pursuant to the Securities Exchange Act of 1934, as amended.

     The Company's primary objective in designing and implementing its compensation programs is to maximize stockholder value over time through alignment of employee performance with business goals and strategies that serve stockholders interests. The overall goal of the Compensation Committee is to develop executive compensation and equity-based programs which are consistent with and linked to the Company's strategic and annual business objectives.

  Compensation Philosophy
  -----------------------

     The Compensation and Stock Option Committees have adopted certain principles which they apply in structuring the compensation opportunity for executive officers. These are:

          LONG TERM AND AT-RISK FOCUS. A significant percentage of total compensation for executive officers should be composed of long term, at-risk rewards to focus senior management on the long term interests of stockholders. Equity-based plans should comprise a major part of the long term, at-risk portion of total compensation to encourage stockholder value-based management decisions, and to link compensation to Company performance and stockholder interests.

          SHORT TERM AND AT RISK FOCUS. A significant portion of cash compensation for executives is linked to achievement of annual business plans or performance objectives. This includes cash bonuses that may be approved by the Compensation Committee relating to those objectives. There is real risk in bonuses paid under this plan, recognizing variability in individual, unit and overall company performance.

          COMPETITIVENESS. Base pay and total compensation should be competitive with other similar companies based upon size, products and markets. A proxy survey of peer group companies is conducted periodically. The peer group surveyed includes appropriate companies contained in the Standard and Poor's Computer Software and Services Index used in the stockholder return analysis shown later, in addition to other firms in the Company's business sectors.

  Stock Option Awards and Restricted Stock Grants
  -----------------------------------------------

     Equity-based compensation comprises a significant portion of the Company's executive officer compensation programs. These plans are administered solely by the Compensation Committee. There are two Company plans utilized for this component of executive officer, long term, equity-oriented compensation. These involve Stock Options and Restricted Stock grants:

          STOCK OPTIONS. Options provide executive officers with the opportunity to achieve an equity interest in the Company. Stock options are granted at 100% of fair market value on the date of grant and have 10-year terms. Effective with grants after May 31, 1994, stock options vest two years after the date of grant with respect to 20% of the shares granted, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. The objective is to emphasize a long term focus by key employees in the acquisition and holding of Common Stock. The number of stock options granted to an individual is based upon the responsibility level of the individual's position and the individual's potential to contribute to future growth of the Company as evidenced by current performance, with an objective of fostering broad-based equity participation. Annual grant amounts vary as a result of the Company's prior year and potential future performance and the number of options required to achieve target grant values based on the prevailing fair market value of the Common Stock.

          RESTRICTED STOCK. Restricted stock grants are designed to be granted on a selective basis to key employees to further focus them on the longer term performance of the Company. Grants of restricted shares are subject to forfeiture if an executive officer, among other conditions, fails to perform or leaves the Company prior to expiration of the restricted period. Restricted periods are generally from two to three years.

  Target Stock Ownership
  ----------------------

     The Company's Board of Directors and management believe that significant stock ownership is a major incentive in building stockholder value and aligning the interests of executives and stockholders. The Board has therefore adopted guidelines for minimum stock ownership by senior executives.

     To encourage this growth in stockholder wealth, the Company believes that senior executives who are in a position to make a significant contribution to the long term success of the Company should have a significant stake in its ongoing success. Guidelines are based upon a multiple of base salary and range from .8 to 3 times annual salary amounts. Executives are encouraged to achieve these guidelines by building stock ownership over a period of approximately five years beginning with fiscal year 1995.

  Chief Executive Officer's Compensation
  --------------------------------------

     Mr. Yellowlees' fiscal year 1995 compensation derived primarily from commitments under Mr. Yellowlees' employment agreement (see "Employment Agreements - Robert A. Yellowlees" below) entered into prior to fiscal year 1995. The only decisions affecting compensation made after that date related to Mr. Yellowlees' specific annual performance goals, results evaluation, and resulting fiscal year 1995 incentive bonus payment.

     Mr. Yellowlees' target annual bonus was set in his employment agreement, based upon quantitative and qualitative performance factors. In deciding upon Mr. Yellowlees' fiscal year 1995 bonus payment, the factors given the greatest weight were the Company's 32% improvement from year to year in earnings per share, 17% growth in revenue, 38% improvement in productivity (as reflected by operating income growth), and 95% increase in market valuation. In addition, the Compensation Committee recognized the progress made in developing and refining strategies and the progress made in implementing those strategies in the healthcare and payment systems business areas.

     Effective June 1, 1994, Mr. Yellowlees received a base compensation increase of 8.2%. This increase was based upon the Compensation Committee's evaluation of Mr. Yellowlees' performance regarding results for fiscal year 1994. During a six month period from March through September 1994, Mr. Yellowlees waived 10% of his base compensation in recognition of the need to set a leadership example in the continuing effort to reduce expenses.

     The Compensation Committee's general approach in setting Mr. Yellowlees target annual compensation is to seek to be competitive with other companies in the Company's industry, but to have a large percentage of his target compensation based upon current year performance as well as actions to provide sustained long term growth in stockholder value. To accomplish this a mix of cash and stock options are provided to Mr. Yellowlees, which include a significant element of risk that is based upon the Company's performance. In accordance with this general approach, and in recognition of Mr. Yellowlees' performance results in fiscal year 1994 the Stock Option Committee awarded Mr. Yellowlees 22,500 shares of restricted stock and granted him options to purchase 150,000 shares of Common Stock.

     In May 1994, the Compensation Committee recommended, and the full Board of Directors initiated action to extend Mr. Yellowlees' employment agreement for a term of three years from the expiration of his existing agreement. See "Employment Agreements" below for a full summary of the terms of such renewal. The decision to renew Mr. Yellowlees' employment agreement was based on several factors. Included among the considerations were the progress made in developing a new strategy for the Company focusing on revenue growth and productivity improvements, as well as the Company's financial and market valuation performance during the first two years of Mr. Yellowlees' tenure and the outlook for continuation of these trends. Also considered was the requirement in Mr. Yellowlees' existing agreement that its renewal be negotiated by the end of the second year of the current agreement.

     In consideration of this renewal term and as an incentive to sustained growth in stockholder value, the Compensation Committee awarded Mr. Yellowlees an additional non-qualified stock option effective May 18, 1995, at the outset of the three year period of the renewal agreement in lieu of determining a separate grant in each year. There are three separate components to the grant, each subsequent annual component having a 12% higher exercise price or premium over the prior year. See "Compensation and Other Benefits -- Option Grants" and "Compensation and Other Benefits -- Employment Agreements" below. While this grant is for future fiscal years 1996, 1997 and 1998, it is reported here and elsewhere in this proxy statement because it was granted during fiscal year 1995. The Compensation Committee believes that it is in the best interests of the Company's stockholders to ensure the retention of Mr. Yellowlees for this renewal term.


                             COMPENSATION COMMITTEE
                             Don W. Sands, Chairman
                                James B. Edwards
                                Edward L. Barlow

COMPENSATION AND OTHER BENEFITS

    The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended May 31, 1995 ("1995 fiscal year"), 1994 ("1994 fiscal year") and 1993 ("1993 fiscal year"), for (i) the Chief Executive Officer of the Company; and (ii) each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"). Share numbers for all fiscal years shown have been adjusted to give effect to a three-for-two stock split effected on March 20, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                  Long Term Compensation
                                                             ---------------------------------
                                       Annual Compensation                Awards
                                    -----------------------  ---------------------------------
                                                                                   Securities
                                                                                   Underlying
Name and                 Fiscal                              Restricted Stock        Options             All Other
Principal Position        Year      Salary ($)   Bonus ($)   Award(s) ($)(1)          (#)(2)         Compensation ($)(3)
-----------------------  ------     ----------   ---------   ----------------      -----------       -------------------
Robert A. Yellowlees       1995       458,354    690,000           240,001           600,000               67,283
  Chairman and Chief       1994       427,806    175,000           396,500           174,000               66,488
  Executive Officer,       1993       399,557     95,000         1,259,250           207,000               57,131
  President and Chief
  Operating  Officer

Jerry W. Braxton           1995       175,834     70,000            40,000            26,250                6,038
  Chief Financial          1994       158,077     20,000            45,750            15,001                5,321
  Officer                  1993       145,976     40,000               ---            18,000                  834

J. David Lyons             1995       185,000     55,000            16,000            22,500                7,846
  General Manager,         1994       168,635     55,917(4)            ---            37,501                1,440
  Payment Services         1993(5)        ---        ---               ---               ---                  ---

James R. Henderson         1995       185,000     41,000            16,000            15,000                1,373
  General Manager,         1994       185,000     19,500            45,750            19,500                1,114
  Pharmacy and Dental      1993       131,032     45,000               ---            37,500                  310
  Application Systems

Kevin C. Shea              1995       159,975     55,000            40,000            22,500                  663
  General Manager,         1994       144,200     19,000            45,750            15,001                  488
  Integrated Payment       1993       141,741     40,000               ---            28,002                1,027
  Systems

--------------
(1) All awards of restricted shares to the Named Executive Officers have been made under the 1983 Plan and are valued in the table based upon the closing market prices of the Common Stock on the grant dates. Grantees have the right to vote and dividends are payable to the grantees with respect to all awards of restricted shares reported in this column. As of May 31, 1995, the shares listed in the table were the only outstanding grants of restricted shares. The restrictions on 54,501, 54,498, 54,498 and 39,000 shares awarded to Mr. Yellowlees expired on June 1, 1993, June 1, 1994, June 1, 1995 and May 17, 1995, respectively. The restrictions on 4,500 shares awarded to each of Messrs. Braxton and Shea expired on June 28, 1995, and the restrictions on 2,500 shares awarded to Mr. Henderson expired on that date. The value of the restricted stock held by the Named Executive Officers at May 31, 1995 was $1,597,709, $171,188, $31,125,
     $124,500, and $171,188 for Messrs. Yellowlees, Braxton, Lyons, Henderson, and Shea, respectively. The numbers of shares of restricted stock held by Messrs. Yellowlees, Braxton, Lyons, Henderson, and Shea at May 31, 1995 were 76,998, 8,250, 1,500, 6,000, and 8,250, respectively.
(2) All option awards granted to the Named Executive Officers were made under the 1987 Plan.
(3) For the 1995 fiscal year, includes for each of the indicated individuals the following amounts representing (i) Company contributions to the Company's Employee Savings Plan: Mr. Yellowlees - $4,500, Mr. Braxton - $5,046 and Mr. Lyons - $4,966 and (ii) insurance premiums paid by the Company for term life insurance policies for the benefit of the Named Executive Officer: Mr. Yellowlees - $62,783; Mr. Braxton - $992; Mr. Lyons
     - $2,880; Mr. Henderson - $1,373 and Mr. Shea - $663.
(4) Mr. Lyons received $47,917 of his bonus amount as a one-time award made pursuant to the terms of his initial employment arrangements.
(5)  Mr. Lyons became an executive officer in June 1993.

    Option Grants.  The following table sets forth information on options
    --------------
granted to the Named Executive Officers in the 1995 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               Individual Grants
                      -----------------------------------------
                        Number of        % of Total
                        Securities        Options
                        Underlying       Granted to
                         Options        Employees in   Exercise
                         Granted        Fiscal Year    or Base   Expiration     Grant Date
Name                    (#)(1)(2)         ($/Sh)       Price       Date      Present Value (3)
---------------------   ---------      ------------   --------  ----------  ----------------

Robert A. Yellowlees     150,000           13.4%      $11.167      6/1/04      $  639,420(4)
                         150,000(5)        13.4%       20.125      5/18/05      1,762,500(6)
                         150,000(5)(7)     13.4%       22.54       5/18/06      1,753,500(8)
                         150,000(5)(7)     13.4%       25.245      5/18/07      1,743,000(9)
Jerry W. Braxton          26,250            2.4%       11.167      6/1/04         111,897
J. David Lyons            22,500            2.0%       11.167      6/1/04          95,913
James R. Henderson        15,000            1.3%       11.167      6/1/04          63,942
Kevin C. Shea             22,500            2.0%       11.167      6/1/04          95,913

-----------
(1) The total number of shares covered by options granted to employees in the 1995 fiscal year was 665,325.


(2) These options were granted under the 1987 Plan. Except for Mr. Yellowlees, the option agreements governing these grants provide that during each of the four successive twelve-month periods of continued employment commencing on the date two years after the grant date the option becomes exercisable on a cumulative basis as to 20%, 45%, 70% and 100%, respectively, of the total shares covered by such option grant. Pursuant to the 1987 Plan, the Stock Option Committee of the Company's Board of Directors at any time before the termination of an option may accelerate the time or times at which such option may be exercised, in whole or in part. For information regarding the vesting of Mr. Yellowlees' options, see "Employment Agreements -- Robert A. Yellowlees" below.


(3) These grant date values, based on the Black-Scholes option pricing model, are for illustrative purposes only, and are not intended to be a forecast of what future performance will be.


(4) This value is based upon the following assumptions: (i) an expected stock price volatility of 48%; (ii) a risk-free rate of return of 6.15%; (iii) a current dividend yield of 1.45%; and (iv) a term of grant of 10 years.


(5) Granted pursuant to the first renewal to Mr. Yellowlees employment agreement in lieu of separate grants for each of the three years of the renewal agreement. See "--Employment Agreements" below.


(6) This value is based upon the following assumptions: (i) an expected stock price volatility of 48%; (ii) a risk-free rate of return of 7.24%; (iii) a current dividend yield of 1.46%; and (iv) a term of grant of 10 years.


(7) Granted subject to the approval by the stockholders at the Annual Meeting of the 1987 Plan Amendments. See Proposal 2 below.


(8) This value is based upon the following assumptions: (i) an expected stock price volatility of 49%; (ii) a risk-free rate of return of 7.31%; (iii) a current dividend yield of 1.46%; and (iv) a term of grant of 11 years.


(9) This value is based upon the following assumptions: (i) an expected stock price volatility of 49%; (ii) a risk-free rate of return of 7.37%; (iii) a current dividend yield of 1.46%; and (iv) a term of grant of 12 years.

   Option Exercises and Fiscal Year-End Values.  The following table sets forth
   --------------------------------------------
information on the number and value of unexercised options held by the Named Executive Officers as of May 31, 1995. None of the Named Executive Officers exercised options during the fiscal year ended May 31, 1995.

                              FY-END OPTION VALUES

                        Number of Securities
                       Underlying Unexercised         Value of Unexercised
                             Options                  In-the-Money Options
                       at Fiscal Year-End (#)        at Fiscal Year-End ($)
                     --------------------------    --------------------------
     Name            Exercisable  Unexercisable    Exercisable  Unexercisable
     ----            -----------  -------------    -----------  -------------
Robert A. Yellowlees    384,250     767,750        $5,070,197    $5,163,947

Jerry W. Braxton         35,376      46,375           441,020       490,926

J. David Lyons           12,501      47,500           132,302       480,206

James R. Henderson       25,250      46,750           361,105       576,895

Kevin C. Shea            63,754      43,750           848,989       475,519

    Retirement Plan.  The Company maintains the National Data Corporation
    ----------------
Employees' Retirement Plan (the "Retirement Plan"), which provides monthly benefits upon retirement to eligible employees, including officers. Most employees become participants in the Retirement Plan after meeting certain minimal eligibility requirements. The benefits provided upon normal retirement at age 60 are equal to the sum of (i) a basic benefit based solely on the number of the employee's completed years of continuous service at his normal retirement date and (ii) a supplemental benefit calculated under a formula based on years of continuous service and the employee's average earnings during the five years of highest compensation during the ten years preceding his retirement, reduced by an amount equal to 75% of the primary social security benefits to which the employee is entitled. The term "earnings" for purposes of the Retirement Plan means compensation of any kind paid by the Company to the participating employee as reported on Internal Revenue Service Form W-2, but excluding the cost of certain employee benefits (as defined) and excluding amounts which become taxable to the employee under a stock option or other stock plan. The Retirement Plan covers all eligible employees retiring after its effective date. The following table shows estimated annual retirement benefits payable to participants in the Retirement Plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. The annual benefit amounts have been computed by multiplying the monthly benefit payable under the Retirement Plan by 12. The amounts shown in the following table are subject to reduction by an amount equal to a portion of the Social Security benefits payable to participants. Also, under current law the retirement benefit for an employee at age 65 cannot exceed $112,221 per year.


   HIGHEST                     ESTIMATED ANNUAL RETIREMENT BENEFITS
                   -------------------------------------------------------
FIVE-YEAR AVERAGE                YEARS OF CONTINUOUS SERVICE (1)
                   -------------------------------------------------------
 ANNUAL EARNINGS         15        20        25        30        35
   $144,000             $33,120  $ 44,160  $ 55,200  $ 66,240  $ 77,280
    192,000              43,620    58,560    73,200    87,840   102,480
    240,000              54,720    72,960    91,200   109,440   112,221
    288,000              65,520    87,360   109,200   112,221   112,221
    336,000              76,320   101,760   112,221   112,221   112,221
    384,000              87,120   112,221   112,221   112,221   112,221
    432,000              97,920   112,221   112,221   112,221   112,221

---------------
(1) The average annual earnings for the highest five years over the last 10-year period and the eligible years of credited service as of May 31, 1995 for each of the Named Executive Officers was as follows: Mr. Yellowlees (3-1/12 years) $425,968; Mr. Braxton (3-4/12 years) $178,551; Mr. Lyons (1-10/12 year) $189,526; Mr. Henderson (2-8/12 years) $183,677 and Mr. Shea (8-2/12 years) $164,413. The amounts shown in the column "Salary" in the Summary Compensation Table above are substantially equal to the compensation of the individuals named in such table for purposes of the Retirement Plan.

  Employment Agreements.
  ----------------------

  Robert A. Yellowlees.  The Company entered into an employment agreement with
  ---------------------
Robert A. Yellowlees, effective as of May 18, 1992, providing for his employment as Chief Executive Officer, President and Chief Operating Officer for a term continuing through May 17, 1995, subject to earlier termination in certain events, which agreement was renewed effective May 18, 1995 for an additional three year term ending May 17, 1998. The agreement provides for subsequent three year renewal terms upon mutual agreement. The agreement also provides that Mr. Yellowlees will serve as Chairman of the Board and that during the term of the agreement the Company will use its best efforts to cause him to be nominated and elected as a director of the Company.

  The agreement initially provided for a minimum annual base salary of $395,000, subject to yearly review, and additional annual bonus targets equal to Mr. Yellowlees' base salary for each year for which the bonus is to be paid. The actual bonus paid for any year may range from none to 150% of the target amount and will be based upon qualitative and quantitative standards agreed upon by Mr. Yellowlees and the Company, upon recommendation by the Compensation Committee of the Board of Directors and approval by the Board. The bonus is paid, at Mr. Yellowlees' election, in whole or in part in shares of Common Stock. Mr. Yellowlees is also entitled to participate in all other benefit plans maintained by the Company for executive officers, and his years of service as a director while an employee will be included in his years of service for purposes of determination of eligibility for benefits under and computation of the amount of benefits payable under the Retirement Plan for Non-Employee Directors described above. See "Retirement Plan for Non-Employee Directors." In addition, the Company is required to maintain on behalf of Mr. Yellowlees, or reimburse Mr. Yellowlees for the premiums paid for, specified life insurance and additional disability insurance coverage, with the Company's payments not to exceed $55,000 per year.

  Pursuant to the agreement, Mr. Yellowlees also was granted an initial option for 135,000 shares of Common Stock at an option price of $6.17 per share under the 1987 Plan and was awarded 163,500 shares of Common Stock as restricted stock under the 1983 Restricted Stock Plan. Of the shares of restricted stock, 54,500 were released from escrow on each of June 1, 1993, June 1, 1994 and June 1, 1995.

  Upon termination of the agreement prior to expiration of its term (including any renewals) (i) as a result of Mr. Yellowlees' physical or mental incapacity,
(ii) by the Company other than as a result of specified misconduct by Mr. Yellowlees, or (iii) by Mr. Yellowlees following a significant change in his employment duties or conditions within three years after a change in control of the Company (as defined in the agreement), (a) the Company will be required to pay Mr. Yellowlees a severance benefit equal to three times the greater of (A) his average annual compensation during the preceding three years or (B) his current year compensation plus a bonus amount equal to 75% of his current year salary, (b) the Restricted Stock awarded to him will be fully and immediately vested, (c) all stock options held by Mr. Yellowlees will be fully and immediately vested, and (d) the Company will pay Mr. Yellowlees 75% of the target amount of the bonus for the fiscal year in which his employment was terminated. For purposes of this provision of the agreement, Mr. Yellowlees' average annual compensation is currently $762,353. Also, upon termination of the agreement by the Company other than as a result of specified misconduct by Mr. Yellowlees or by Mr. Yellowlees following a significant change in his employment duties or conditions within three years after a change in control of the Company, the Company is required to maintain Mr. Yellowlees' participation in existing employee benefit plans until the earlier of three years after his termination of employment or commencement of his full-time employment with a new employer. The agreement also provides that upon its termination as a result of Mr. Yellowlees' death, the restricted stock awarded to him and all stock options granted to him will be fully vested.

  The Company, during fiscal year 1994, entered into a first renewal employment agreement with Mr. Yellowlees, as contemplated in the initial employment agreement described above. The renewal agreement became effective as of May 18, 1995, and provides for Mr. Yellowlees' continued employment as chairman and chief executive officer and president and chief operating officer of the Company for a second three year term continuing through May 17, 1998. The renewal agreement provides for subsequent three-year renewal terms upon mutual agreement. The renewal agreement also provides that during the term of the renewal agreement the Company will use its best efforts to cause him to be nominated and elected as a director of the Company.

  The renewal agreement is essentially identical to the original employment agreement, except as follows. The renewal agreement provides for a minimum annual base salary of $470,000. Under the renewal agreement, the Company granted Mr. Yellowlees an additional non-qualified stock option effective May 18, 1995, at the outset of the three-year period of the renewal agreement in lieu of three separate grants. The grant contains a premium grant price feature that provides added incentive to increase stockholder value. A total of 450,000 shares of Common Stock under the 1987 Plan were allocated to this grant. The option agreement includes the following provisions:

          (A) One-third of the shares subject to the option have an exercise price equal to $20.125 per share, the closing price of the Common Stock on the date the grant was approved by the Board. The shares subject to this grant will vest as follows: 20% on May 17, 1997, an additional 25% on May 17, 1998, an additional 25% on May 17, 1999, and an additional 30% on May 17, 2000.

          (B) One-third of the shares subject to the option have an exercise price equal to $22.54 per share, 112% of the exercise price for the shares described in (A) above. The shares subject to the grant under this paragraph will vest as follows: 20% on May 17, 1998, an additional 25% on May 17, 1999, an additional 25% on May 17, 2000, and an additional 30% on May 17, 2001.

          (C) One-third of the shares subject to the option have an exercise price equal to $25.245 per share, 124% of the exercise price for the shares described in (A) above. The shares subject to the grant under this paragraph will vest as follows: 20% on May 17, 1999, an additional 25% on May 17, 2000, an additional 25% on May 17, 2001, and an additional 30% on May 17, 2002.

The option agreement also provides for the immediate and full vesting of the options in the event of (i) a change in control of the company, (ii) the death or physical or mental incapacity of Mr. Yellowlees, (iii) the termination of employment of Mr. Yellowlees or (iv) non-renewal of his employment agreement for an additional three year term upon the expiration of the renewal agreement on May 17, 1998.

    Executive Severance Agreements.  In addition to Mr. Yellowlees' employment
    -------------------------------
agreement described above, the Company has entered into compensation agreements with Messrs. Braxton and Shea and certain other key Company officers. The agreements provide that in the event that the executive officer is terminated other than for cause (as defined in the agreements), by reason of death or by reason of disability (as defined in the agreements), or if the officer resigns after a significant change in his employment conditions as specified by the agreements during the three year period following a change in control (as defined in the agreements) of the Company, the officer would be entitled to payment of a severance benefit. The severance benefit would be equal to approximately three times the officer's average annual taxable compensation from the Company during the five year period immediately preceding the officer's termination as described above, with such multiple of three reduced by the number of years, if any, that the officer remained employed by the Company following such change of control. In addition, the Company would be required to maintain the officer's participation in existing group life, medical, accident, and equivalent plans for a period of three years (reduced by the number of years the officer remained employed by the Company following the change of control) or until the executive had earlier taken other full time employment. The amounts of the average annual taxable compensation during the five fiscal years ended May 31, 1995, for the Named Executive Officers who are parties to such agreements were approximately the following: Mr. Braxton $177,489 and Mr. Shea $179,678.

STOCKHOLDER RETURN ANALYSIS.

    The following line-graph presentation compares cumulative stockholder returns of the Company with Standard & Poor's Computer Software and Services Index and Standard and Poor's 500 Stock Index for the five year period beginning on May 31, 1990 (assuming the investment of $100 in the Company's Common Stock, Standard & Poor's Computer Software and Services Index and Standard and Poor's 500 Stock Index and reinvestment of all dividends).


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG NATIONAL DATA CORPORATION, THE S&P 500 INDEX
                 AND THE S&P COMPUTER SOFTWARE & SERVICES INDEX

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
       AMONG NDC, S&P 500 INDEX AND S&P COMPUTER SOFTWARE & SERVICES INDEX

                                                            S&P Computer
Measurement period       National        S&P 500           Software & Svcs.
(Fiscal year Covered)   Data Corp.        Index                Index
--------------------    ----------       -------           --------------
Measurement PT -
05/31/90                  $100             $100                 $100

FYE 5/31/91               $ 89             $112                 $ 92

FYE 5/31/92               $ 81             $123                 $109

FYE 5/31/93               $108             $137                 $146

FYE 5/31/94               $126             $143                 $175

FYE 5/31/95               $238             $172                 $245

                    2.  AMENDMENT OF 1987 STOCK OPTION PLAN

    The Company's 1987 Stock Option Plan (the "1987 Plan") was approved by the stockholders of the Company at the 1987 annual meeting of stockholders. The 1987 Plan was amended at the 1991 annual meeting of stockholders to increase the number of shares of Common Stock available from 2,475,000 to 3,187,500 shares, and was also amended at the 1992 annual meeting of stockholders to increase the number of shares of Common Stock available from 3,187,500 to 3,787,500 shares. On July 19, 1995, the Board of Directors approved amendments to the 1987 Plan (the "1987 Plan Amendments") and directed that such amendments be submitted to the stockholders for approval at the Annual Meeting. It is anticipated that management stockholders of the Company will grant authority to vote for approval of the 1987 Plan Amendments.

    The 1987 Plan currently provides that a maximum of 3,787,500 shares of Common Stock shall be reserved and made available for sale thereunder. As of August 1, 1995, there were 99,308 shares available for grant under the 1987 Plan. In addition, the Compensation Committee as of that date had granted an option to purchase 300,000 shares of Common Stock pursuant to the 1987 Plan, which grant was expressly conditioned on approval of the 1987 Plan Amendments at the Annual Meeting.

    The 1987 Plan Amendments would make an additional 1,500,000 shares available for award under the 1987 Plan by increasing the maximum number of shares of Common Stock as to which options may be granted under the 1987 Plan (except by operation of the adjustment provisions of the 1987 Plan) from 3,787,500 to 5,287,500 shares. The 1987 Plan Amendments are intended to provide additional shares of Common Stock so that the Compensation Committee may continue to make grants of stock options at a competitive level to key employees as a performance incentive to the achievement of stockholder goals. It is estimated that the recommended number of shares, if approved, would meet the Company's needs for three to four years based on current trends.

    The 1987 Plan Amendments would also provide that options with respect to no more than a total of 1,500,000 shares of Common Stock may be granted to any individual pursuant to the 1987 Plan. Such limitation on the number of options that may be granted to any individual is being submitted for stockholder approval in order to preserve the deductibility by the Company of the value of nonqualified stock options granted to certain employees under Section 162(m) of the Internal Revenue Code (the "Code").

    Under the 1987 Plan, key employees are eligible for the grant of options to purchase shares of Common Stock. Currently, approximately 180 key employees are eligible for the grant of awards. Options granted under the 1987 Plan may qualify as incentive stock options under Section 422 of the Code or nonqualified stock options. Any key employee of the Company who, in the opinion of the Compensation Committee, has proven the potential for contributing significantly to the effective management and supervision of the Company or its subsidiaries is eligible for grants under the 1987 Plan. The Compensation Committee determines the grant value and the number of shares of Common Stock subject to each grant and prescribes the other terms and conditions of each grant.

    The exercise price for incentive stock options granted under the 1987 Plan is 100% of the fair market value on the date the option is granted. The exercise price for nonqualified stock options granted under the 1987 Plan shall be determined by the Compensation Committee and may be equal to or less or more than the fair market value of the shares of Common Stock subject to the nonqualified stock option on the date of grant of such option. Options will expire and become exercisable at such time and in such installments as the Compensation Committee shall determine. The exercise price of an option is payable in cash or other form of legal consideration accepted by the Compensation Committee. The fair market value of the Common Stock underlying options outstanding under the 1987 Plan was $[_________] per share as of August [___], 1995.

    The following table presents information regarding options granted under the 1987 Plan to certain individuals and groups during fiscal 1995.

                                                                         EXERCISE PRICE PER
                                                       NUMBER OF             SHARE AT
     NAME                     POSITION                  OPTION             TIME OF GRANT
     ----                     --------                ----------           -------------
Robert A. Yellowlees      Chairman and                 150,000               $  11.167
                          Chief Executive              150,000(2)               20.125
                          Officer, President and       150,000(2)                22.54
                          Chief Operating Officer      150,000(2)               25.245

Jerry W. Braxton          Chief Financial Officer       26,250                  11.167

J. David Lyons            General Manager,              22,500                  11.167
                          Payment Services

James R. Henderson        General Manager,              15,000                  11.167
                          Pharmacy
                          and Dental Application
                          Systems

Kevin C. Shea             General Manager,              22,500                  11.167
                          Integrated
                          Payment Systems
All Current Executive                                  297,000                  11.167
 Officers
All Employees                                          368,325                  11.70 (1)
      Total                                            665,325                  11.70 (1)

_______________

(1) Reflects the average exercise price per share pursuant to such options.
(2) Granted pursuant to the first renewal to Mr. Yellowlees employment agreement in lieu of separate grants for each of the three years of the renewal agreement. See "Compensation and Other Benefits -- Employment Agreements."

   Under the Code, the optionee of an incentive stock option will not realize taxable income on the grant or the exercise of the incentive stock option and the Company will not receive an income tax deduction at either such time. If the optionee does not sell the shares of Common Stock acquired upon exercise of an incentive stock option within either (i) two years after the grant of the incentive stock option or (ii) one year after the date of the exercise of the incentive stock option, the gain upon a subsequent sale of the shares will be taxed as long-term gain. The difference between the exercise price and the fair market value of the shares received upon exercise, however, can affect an optionee's alternative minimum tax.

   If the optionee, within either of the above periods, disposes of the shares of the Common Stock acquired upon exercise of the incentive stock option, the optionee will realize as ordinary income an amount equal to the lesser of (i) the gain realized by the optionee upon such disposition, or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company will be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee. The gain in excess of such amount realized by the optionee as ordinary income would be taxed as a long-term or short-term capital gain depending upon the holding period requirements for long-term or short-term capital gain treatment. If an optionee exercises an incentive stock option following his or her termination of employment, the incentive stock option must be exercised within three months following such termination (12 months if termination is due to death or disability) to receive incentive stock option tax treatment. Exercise of an incentive stock option after these dates will result in such options being taxed as nonqualified stock options.

   The aggregate fair market value of the shares (determined at the time the incentive stock option is granted) subject to incentive stock options granted to a key employee under all stock option plans of the

Company and the Company's subsidiaries (if any), and that become exercisable for the first time by such key employee during any calendar year may not exceed $100,000. Any incentive stock options granted to any employee who, immediately after the grant of such option, would own more than 10% of the total combined voting power of all classes of the Company's stock must have an exercise price of not less than 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years.

   Under present law, the optionee of a nonqualified stock option realizes no taxable income upon the grant of such option, but upon the exercise of such option the optionee will realize ordinary income equal to the difference between the market value of the stock received at the time of exercise and the amount paid for the stock. Under present law, the Company is permitted to consider the income realized by the optionee at the time of exercise of a nonqualified stock option as a tax deductible expense. Since June 1, 1994, all options granted under 1987 Plan have been nonqualified stock options.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE 1987 PLAN AMENDMENTS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE APPROVAL OF PROPOSAL 2.

                  3.  AMENDMENT OF 1983 RESTRICTED STOCK PLAN

    The Company's 1983 Restricted Stock Plan (the "1983 Plan") was approved by the stockholders of the Company at the 1983 annual meeting of stockholders. The 1983 Plan was amended at the 1991 annual meeting of stockholders to increase the number of shares of Common Stock available from 150,000 to 262,500 shares and to provide that the 1983 Plan will terminate on July 11, 2003. At the 1992 annual meeting of stockholders, the 1983 Plan was further amended to increase the number of shares of Common Stock available from 262,500 to 487,500 shares. On July 19, 1995, the Board of Directors approved amendments to the 1983 Plan (the "1983 Plan Amendments") and directed that such amendments be submitted to the stockholders for approval at the Annual Meeting. It is anticipated that management stockholders of the Company will grant authority to vote for approval of the 1983 Plan Amendments.

    The 1983 Plan currently provides that a maximum of 487,500 shares of Common Stock shall be reserved and made available for award thereunder and that the 1983 Plan shall terminate on July 11, 2003. Of the 487,500 reserve shares, 442,502 shares have been awarded to employees, of which 123,498 shares had been released from escrow as of August 1, 1995.

    The 1983 Plan Amendments would make an additional 262,500 shares available for award under the 1983 Plan by increasing the maximum number of shares of Common Stock as to which awards may be granted under the 1983 Plan (except by operation of the adjustment provisions of the 1983 Plan) from 487,500 to 750,000 shares. The 1983 Plan Amendments would provide a sufficient supply of shares so that the Compensation Committee could continue to make grants to key employees on a highly selective basis. Restricted stock grants serve as both a meaningful performance incentive and a strong aid in the retention of key employees. Based on current trends and usage, it is estimated that the additional shares, if approved, would meet the Company's needs for an additional three to four years.

    The 1983 Plan Amendments also would add a provision to the 1983 Plan which would allow the Compensation Committee to establish certain performance goals with respect to grants of restricted stock under the 1983 Plan. The 1983 Plan, as amended, would provide that for each grant of restricted stock an overall performance goal may be set: a "performance goal" shall mean the criteria and objectives, determined by the Compensation Committee, which must be met during the applicable performance period for the restricted period to expire with respect to restricted stock awarded under the 1983 Plan. Performance goals shall include one or a combination of the following: shareholder value; earnings per share; earnings before interest, taxes, depreciation and amortization; net income; profit contribution; target gross revenue; and return on equity. The performance goal may be stated as dollar amount, as a percent increase, as a target percent, or as an amount or percent of change over time. Further, under the 1983 Plan, as amended, the exact terms of each grant of restricted stock, including the performance goals, would be within the discretion of the Compensation Committee, but in no instance could the value of the restricted shares released upon the attainment of a performance goal level exceed $5,000,000. Such amendments relating to performance goals under the 1983 Plan are being submitted for stockholder approval in order to preserve the deductibility by the Company of performance-based compensation to certain employees under Code Section 162(m).

    Under the 1983 Plan, key employees are eligible for the grant of awards of restricted Common Stock. Currently, approximately 180 key employees are eligible for the grant of awards. Any key employee of the Company who, in the opinion of the Compensation Committee, has proven the potential for contributing significantly to the effective management and supervision of the business of the Company or its subsidiaries is eligible for awards under the 1983 Plan. The Compensation Committee determines the employees to whom restricted stock should be awarded, the number of shares of restricted stock subject to each award and prescribes the other terms and conditions of each award. Shares subject to an award granted under the 1983 Plan are held in escrow and released to the grantee only upon the grantee's satisfaction of conditions prescribed by the Compensation Committee.

    The fair market value of the Common Stock awarded as restricted stock under the 1983 Plan was $[_________] per share as of August [___], 1995.

    The following table presents information regarding shares granted as restricted stock under the 1983 Plan to certain individuals and groups during fiscal 1995.

                                                                       NUMBER OF SHARES OF
                                                                         RESTRICTED STOCK
      NAME                                    POSITION                        GRANTED
      ----                                    --------                        -------
Robert A. Yellowlees         Chairman of the Board and President, Chief       22,500
                             Executive Officer and Chief Operating
                             Officer

David Lyons                  General Manager, Payment Services                 1,500

James R. Henderson           General Manager, Pharmacy and Dental              1,500
                             Application Systems

Jerry W. Braxton             Chief Financial Officer                           3,750

Kevin C. Shea                General Manager, Integrated Payment Systems       3,750

All Current Executive                                                         38,250
 Officers as a Group

All Other Employees                                                            -0-

    Total                                                                     38,250

    Unless an election is made as described in the following paragraph, a key employee to whom restricted stock is awarded will not realize taxable income, and the Company will not receive an income tax deduction, upon the award of restricted stock under the 1983 Plan because such stock is considered to be subject to a substantial risk of forfeiture for tax purposes. At the time shares of restricted stock are released from escrow, however, the key employee to whom such shares were awarded will realize ordinary income and the Company is entitled to an income tax deduction. The extent of the key employee's income and the measure of the Company's income tax deduction will be in an amount equal to the fair market value of the shares of restricted stock at the time of release from escrow. If a key employee disposes of shares of restricted stock subsequent to release from escrow, the gain realized from such disposition generally will be eligible for capital gains treatment (short or long-term depending on the employee's holding period), and the employee's basis in such shares will be in the amount of the fair market value of such shares at the time of release from escrow. If cash dividends are paid with respect to shares of restricted stock while such shares are held in escrow, such dividends will be treated as ordinary income to the key employee to whom such shares were awarded and the Company will receive a corresponding income tax deduction. The delivery of the shares from escrow and the payment of any cash dividends will be subject to applicable federal income tax withholding requirements.

    Notwithstanding the foregoing, a key employee may elect to be taxed at the time of an award of Common Stock under the 1983 Plan even though such Common Stock is considered to be subject to a substantial risk of forfeiture. If such an election is made, the employee's compensation and the Company's deduction are measured by the fair market value of the shares of Common Stock on the date of the award, an amount which may be more or less than the compensation recognized absent such an election. Were an employee subsequently to forfeit restricted stock as to which such an election was made, the employee may not be entitled to any deduction or loss.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS GRANT AUTHORITY TO VOTE "FOR" APPROVAL OF THE 1983 PLAN AMENDMENTS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF THE MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH QUORUM IS PRESENT IS REQUIRED FOR THE APPROVAL OF PROPOSAL 3.

          4.  APPROVAL OF 1995 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

    On May 23, 1995, the Board of Directors adopted a resolution approving the 1995 Non-Employee Director Compensation Plan (the "1995 Director Plan"). The 1995 Director Plan is subject to stockholder approval, and is presented to the holders of the Common Stock at the Annual Meeting for consideration and approval. Stockholder approval of the 1995 Director Plan is sought to qualify the 1995 Director Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and thereby render certain transactions under the 1995 Director Plan exempt from certain provisions of the 1934 Act.

    The 1995 Director Plan is intended to advance the interests of the Company by encouraging ownership of the Company's Common Stock by non-employee directors of the Company, thereby giving such directors an increased incentive to devote their efforts to the success of the Company. The following is a summary of the provisions of the 1995 Director Plan, which summary is qualified in its entirety by reference to the 1995 Director Plan. A copy of the 1995 Director Plan may be obtained from the Secretary of the Company.

    The non-employee directors are entitled automatically to receive on June 1 of each year, in lieu of their cash retainer, that number of shares of Common Stock, rounded up to the next whole share, with a fair market value equal to 50% of the total annual retainer paid to non-employee directors. Fair market value is defined in the 1995 Director Plan to be the closing sales price of the Common Stock on the New York Stock Exchange on June 1 of each year, or the first trading day thereafter. The annual retainer of non-employee directors is defined to include the monthly compensation paid ($2,000 per month for fiscal
1995) and excludes any fees paid for attending meetings of the Board of Directors or committees thereof, and also excludes reimbursement for travel or other out-of-pocket expenses. The 1995 Director Plan provides that up to 25,000 shares of Common Stock be available to be issued to directors who are not employees of the Company for payment of one-half of their annual retainer as provided for by the 1995 Director Plan.

    As of June 1, 1995, each of Messrs. Sands, Edwards, Barlow and Williams was issued 572 shares of Common Stock based on the fair market value of the Common Stock on that date of $21.00 per share and the current annual retainer for the non-employee directors of $24,000.

    Under present law, the non-employee directors must treat the fair market value of the Common Stock as income received on the date of grant and the Company is permitted to consider the amount of income as a tax deductible expense.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS GRANT AUTHORITY TO VOTE "FOR" APPROVAL OF THE 1995 DIRECTOR PLAN. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE APPROVAL OF PROPOSAL 5.

         5.  AMENDMENT OF 1984 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The Company's 1984 Non-Employee Director Stock Option Plan (the "Director Option Plan") was approved by the stockholders at the 1984 annual meeting of stockholders and amended by the stockholders at the 1989 annual meeting of stockholders. The Director Option Plan initially provided that stock options could be granted thereunder to directors who were not employees of the Company for up to a total of 157,500 shares of Common Stock, and each such director was entitled automatically to receive an option to purchase 4,500 shares for each completed year of service as a director after his election by the stockholders, up to five such options. As amended in 1989, the Director Option Plan provided that non-employee directors may be granted options for up to a total of 345,000 shares under the Director Option Plan; that each eligible director may receive up to five options to purchase 7,500 shares, one for each year of service as a director, following approval by the stockholders in 1989 of the amendments to the Director Option Plan; and that each newly elected director be granted an option to acquire 7,500 shares after the first annual meeting of stockholders following such director's election.

    On July 19, 1995, the Board of Directors approved amendments to the Director Option Plan (the "Director Option Plan Amendments") to provide that non-employee directors shall receive up to five additional options each to purchase 5,000 shares, one for each year of service as a director, following approval by the stockholders at the Annual Meeting. The Director Option Plan Amendments also provide that any option granted under the Director Option Plan would not terminate 120 days after the retirement of the director, but instead would remain exercisable for the remaining term of the option.

    Currently, options granted under the Director Option Plan are exercisable immediately at a price equal to the fair market value (as defined in the Director Option Plan) of Common Stock at the date of grant. Pursuant to the Director Option Plan Amendments, options granted under the Director Option Plan will be granted at a price equal to the fair market value (as defined in the Director Option Plan) of Common Stock at the date of grant and will vest 20% two years after the date of grant, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. The fair market value of the Common Stock subject to options outstanding under the Director Option Plan was $[_________] per share as of August [___], 1995.

    The only option granted under the Director Option Plan during fiscal 1995 was to Ira C. Herbert for 7,500 shares of Common Stock at an exercise price per share of $13.92. Mr. Herbert died on March 4, 1995.

    Under present law, the optionee of a nonqualified stock option realizes no taxable income upon the grant of such option, but upon the exercise of such option the optionee will realize taxable income equal to the difference between the market value of the stock received at the time of exercise and the amount paid for the stock. Under present law, the Company is permitted to consider the income realized by the optionee at the time of exercise of an unqualified stock option as a tax deductible expense.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS GRANT AUTHORITY TO VOTE "FOR" APPROVAL OF THE DIRECTOR OPTION PLAN AMENDMENTS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE APPROVAL OF PROPOSAL 4.

     6.   APPROVAL OF 1995 PERFORMANCE-BASED EXECUTIVE OFFICER BONUS PLAN

     On July 19, 1995, the Board of Directors adopted a resolution approving the 1995 Performance-Based Executive Officer Bonus Plan (the "Executive Bonus Plan"). The Executive Bonus Plan is subject to stockholder approval, and is presented to the holders of the Common Stock at the Annual Meeting for consideration and approval in order to preserve the deductibility by the Company of performance-based compensation to certain employees under Code Section 162(m).

     The Executive Bonus Plan is designed to provide a performance incentive for the Company's executive officers based on the attainment of strategic business objectives which would be established to demonstrate a clear link between the executive's compensation and increasing stockholder value.

     Under the Executive Bonus Plan, the Compensation Committee would establish a performance goal for each participating executive officer for each fiscal year. The performance goal would be the objective which must be met during the fiscal year in order for the applicable executive officer to receive payment of an award under the Executive Bonus Plan. The performance goal shall be based on one or more of the following: net income; earnings per share; earnings before interest, taxes and depreciation; operating income and/or margin percentage of revenue; profit contribution; return on equity; return on invested capital; or gross revenue. Further, the performance goal may be stated in terms of a dollar amount, a percentage increase, a target percentage or as an amount or percent of change over time. Each performance goal in addition would be subdivided into levels representing (i) the minimum level of achievement below which no award would be made; (ii) the target level at which 100% of the annual award would be payable; and (iii) if the performance goal is exceeded, the maximum level at which the maximum award would be payable. Additional intermediate levels may be determined. All awards under the Executive Bonus Plan will be taxed as ordinary income to the recipient.


     The Compensation Committee would have discretion under the Executive Bonus Plan to set the annual award amount for each participating executive officer. However, the maximum award payable shall not exceed $500,000.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS GRANT AUTHORITY TO VOTE "FOR" APPROVAL OF THE EXECUTIVE BONUS PLAN. IF A CHOICE IS SPECIFIED ON A PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE APPROVAL OF PROPOSAL 6.

                 7.   AMENDMENT OF CERTIFICATE OF INCORPORATION

     On July 19, 1995, the Board of Directors adopted a resolution approving an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000. The amendment is subject to stockholder approval, and is presented to the holders of the Common Stock at the Annual Meeting for consideration and approval. If approved by the stockholders, the proposed amendment will become effective upon the filing of an amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware, which will occur as soon as reasonably practicable.

     As of August [____], 1995, the Company had [_____________] shares of Common Stock issued and outstanding, and the Board of Directors of the Company has recommended the amendment to the Certificate in order to provide the Company with a sufficient number of authorized shares of Common Stock for the Company's general corporate needs. The Board of Directors believes that the availability of additional shares will provide the Company with the flexibility to issue Common Stock for possible future financings, stock dividends or distributions, acquisitions, stock option plans or other proper corporate purposes which may be identified in the future by the Board of Directors, without the possible expense and delay of a special stockholders' meeting. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders' percentage voting power.

     The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's stockholders, except as may be required by applicable law or by the rules of the New York Stock Exchange or other stock exchange or national securities association trading system on which the securities may be listed or traded.
Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.

     The Company has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then existing stockholders. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock which the Company may issue in the future.

     Although the Company has no present intention to issue shares of Common Stock in the future in order to make acquisition of control of the Company more difficult, future issuances of Common Stock could have that effect. For example, the acquisition of shares of the Common Stock by an entity in order to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock, since such issuance would dilute the stock ownership of the acquiring entity. Common Stock also could be issued to existing stockholders as a dividend or privately placed with purchasers who might side with the Board of Directors in opposing a takeover bid, thus discouraging such a bid. The Board of Directors also is authorized to issue preferred stock in one or more series and to fix the rights, preferences and privileges thereof without any further vote or action by the stockholders. The issuance of preferred stock also may have the effect of delaying, deferring or preventing a change in control of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS GRANT AUTHORITY TO VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF PROPOSAL 7.


                                    AUDITORS


    Arthur Andersen LLP served as the Company's auditors for the four fiscal years ended May 31, 1995, and that firm of independent public accountants is serving as auditors for the Company for the current fiscal year which began June 1, 1995. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation of stockholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock. The Company has also engaged Georgeson & Co. to solicit proxies on behalf of the Company, and it is estimated that Georgeson & Co.'s fees for its services will not exceed $10,000.

                                 OTHER MATTERS

    Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

    Whether or not you expect to be present at the meeting in person, please vote, sign, date, and return promptly the enclosed proxy in the enclosed envelope. No postage is necessary if the proxy is mailed in the United States.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented for consideration at the 1996 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices on or before [April __], 1996, in order to be included in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting of Stockholders.

                            SECTION 16(A) REPORTING

    Based solely on a review of the copies of reporting forms furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during the 1995 fiscal year, all of its officers, directors and 10% stockholders complied with the reporting requirements of the Securities and Exchange Commission regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934).

PROXY
                           NATIONAL DATA CORPORATION
                                ATLANTA, GEORGIA
                         ANNUAL MEETING OF STOCKHOLDERS

   The undersigned stockholder of National Data Corporation (the "Company"), Atlanta, Georgia, hereby constitutes and appoints Robert A. Yellowlees or E. Michael Ingram or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's offices at National Data Plaza, Atlanta, Georgia 30329-2010, on Thursday, October 26, 1995, at 11:00 A.M., or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated ________, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5, 6 and 7.

1. ELECTION OF DIRECTORS. On the proposal to elect the following slate of directors to serve until the 1998 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified:

          Don W. Sands     J. Veronica Biggins

        For [ ]         Withhold Authority [ ]

     To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

     --------------------------------------------------------------------------

2. AMENDMENT OF 1987 PLAN. On the proposal to amend the Company's 1987 Stock Option Plan:

        For [ ]                   Against [ ]                     Abstain [ ]

3. AMENDMENT OF 1983 PLAN. On the proposal to amend the Company's 1983 Restricted Stock Plan:

        For [ ]                   Against [ ]                     Abstain [ ]

4. APPROVAL OF 1995 DIRECTOR PLAN. On the proposal to approve the Company's 1995 Non-Employee Director Compensation Plan:

        For [ ]                   Against [ ]                     Abstain [ ]

5. AMENDMENT OF DIRECTOR OPTION PLAN. ON THE PROPOSAL TO AMEND THE COMPANY'S 1984 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN:

        For [ ]                   Against [ ]                     Abstain [ ]

6. APPROVAL OF EXECUTIVE BONUS PLAN. On the proposal to approve the 1995 Performance-Based Executive Officer Bonus Plan:

        For [ ]                   Against [ ]                     Abstain [ ]

7. AMENDMENT OF CERTIFICATE OF INCORPORATION. On the proposal to amend the Company's Certificate of Incorporation:

        For [ ]                   Against [ ]                     Abstain [ ]

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7 AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        Shares Held:
                                    ------------------------------------------

                        ------------------------------------------------------
                                    Signature of Stockholder


                        ------------------------------------------------------
                             Signature of Stockholder (If Held Jointly)

                        Dated:                   , 1995
                               ------------------------
                                 Month     Day

        THIS PROXY IS SOLICITED ON BEHALF OF NATIONAL DATA CORPORATION'S
BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.